Exhibit 99.1

News Release

Ameriprise Financial Reports

Third Quarter 2007 Earnings

Net income per diluted share increases 17 percent to $0.83 for the quarter, including $0.16 of non-recurring separation costs

Adjusted earnings per diluted share increase 5 percent to $0.99

MINNEAPOLIS – October 24, 2007 – Ameriprise Financial, Inc. (NYSE: AMP) today reported net income of $198 million for the quarter ended September 30, 2007, an increase of 14 percent from net income of $174 million for the year-ago quarter. Adjusted earnings increased 3 percent to $237 million in the third quarter of 2007 compared to the third quarter of 2006. Adjusted earnings exclude after-tax non-recurring separation costs.

Net income per diluted share for the third quarter of 2007 was $0.83, an increase of 17 percent from the prior year period. Adjusted earnings per diluted share for the third quarter of 2007 were $0.99, an increase of 5 percent from the year-ago period.

Revenues grew 11 percent to $2.2 billion in the third quarter of 2007, reflecting continued strong growth of fee-based businesses, including 22 percent growth in management, financial advice and service fees, 17 percent growth in distribution fees, and higher net investment income from variable annuity-related hedges.

Return on equity for the 12 months ended September 30, 2007 was 9.4 percent, or 12.4 percent when adjusted for the separation, an increase from 11.2 percent from a year ago.

“Our operating results demonstrate the strength and diversity of our business model,” said Jim Cracchiolo, chairman and chief executive officer. “Despite the turbulent market conditions during the quarter, we delivered solid growth in revenue, assets and advisor productivity and continue to maintain a high quality balance sheet.”

Third Quarter 2007 Summary

Management believes that the presentation of adjusted financial measures best reflects the underlying performance of our ongoing operations. The adjusted financial measures exclude non-recurring separation costs from all periods. This presentation is consistent with the non-GAAP financial information presented in our Annual Report on Form 10-K for year-end 2006, filed on February 27, 2007 with the Securities and Exchange Commission. The fourth quarter of 2007 will mark the final quarter for recognizing separation-related costs.

Ameriprise Financial, Inc.
Third Quarter Summary

			%	Per Diluted Share		%
(in millions, unaudited)	2007	2006	Change	2007	2006	Change

Net income	$198	$174	14%	$0.83	$0.71	17%
Add: Separation costs, after-tax	39	57	(32)	0.16	0.23	(30)

Adjusted earnings, after-tax	$237	$231	3%	$0.99	$0.94	5%

Included in consolidated net income and adjusted earnings for the third quarter of 2007 and 2006 were pretax net realized investment gains from Available-for-Sale securities of $15 million and $14 million, respectively.

As part of our annual detailed review of deferred acquisition cost (DAC) valuation assumptions (DAC unlocking), we reported a $30 million negative impact to pretax income in the third quarter of 2007, compared to a $25 million benefit in the prior-year period.

Third Quarter 2007 Consolidated Highlights

We continued to drive improvements in the profitability and productivity of our distribution network:

•                  Mass affluent and affluent client groups increased 11 percent from the year-ago period, with high rates of financial planning penetration for newly acquired clients in this core group.

•                  Gross Dealer Concession (GDC) increased 14 percent from the year-ago period, reflecting continued strong advisor productivity gains.

•                  The number of total advisors was 12,003, down 3 percent, as we continue to re-engineer the platform to strengthen employee advisor productivity and distribution economics. However, the number of franchisee advisors was 7,712, up 2 percent, reflecting continued strong franchisee advisor retention rates.

We successfully grew client assets:

•                  Owned, managed and administered assets increased 12 percent from the prior-year period, reaching $492 billion at September 30, 2007.

•                  Wrap account total ending assets increased 33 percent to $93 billion, including more than $2.6 billion of net inflows during the quarter.

•                  Active Portfolios®, our new discretionary wrap platform, accumulated more than $2.2 billion in ending assets since its launch in February 2007.

•                  RiverSource® Funds achieved net inflows of $0.4 billion from mutual funds and annuity variable accounts, with sales of long-term mutual funds increasing 84 percent compared to the prior-year period.

•                  Strong sales in the Ameriprise and third party channels helped drive $1.3 billion in net inflows in annuity variable accounts. Overall annuity net inflows of $0.3 billion were impacted by continued net outflows from annuity fixed accounts.

•                  Threadneedle Investments announced its acquisition of Convivo Capital Management, which further strengthens its alternative investment capabilities.

•                  Life insurance in-force increased 8 percent year-over-year to $184 billion.

We completed our separation from American Express on budget and on schedule.

Ameriprise Financial, Inc.

Consolidated Income Statements

	Quarter Ended September 30,		%
(in millions, unaudited)	2007	2006	Change
Revenues
Management, financial advice and service fees	$878	$720	22%
Distribution fees	352	300	17
Net investment income	552	542	2
Premiums	246	244	1
Other revenues	174	171	2
Total revenues	2,202	1,977	11

Expenses
Compensation and benefits:
Field	522	428	22
Non-field	333	328	2
Total compensation and benefits	855	756	13
Interest credited to account values	282	317	(11)
Benefits, claims, losses and settlement expenses	383	233	64
Amortization of deferred acquisition costs	128	87	47
Interest and debt expense	29	32	(9)
Other expenses	248	248	—
Total expenses before separation costs	1,925	1,673	15
Income before income tax provision and separation costs(1)	277	304	(9)
Income tax provision before tax benefit attributable to separation costs(1)	40	73	(45)
Income before separation costs(1)	237	231	3

Separation costs, after-tax(1)	39	57	(32)

Net income	$198	$174	14%

Weighted average common shares outstanding:
Basic	235.4	244.5
Diluted	239.2	246.4

(1)      For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Third Quarter 2007 Consolidated Results

Net income grew 14 percent to $198 million. Adjusted earnings grew 3 percent to $237 million, compared to the year-ago quarter. Our underlying business results continue to reflect the benefits of our diversified business model, strong growth in fee-based products and expense controls.

There were a number of material disclosed items in both the third quarters of 2007 and 2006. In total, these items positively impacted net income and adjusted earnings by $5 million in the third quarter of 2007 compared to $38 million in the third quarter of 2006.

Revenues

Consolidated revenues rose 11 percent, or $225 million, to $2.2 billion, reflecting continued strong growth in management and distribution fees, combined with above trend growth in net investment income, primarily from variable annuity-related hedges.

Management, financial advice and service fees grew 22 percent, or $158 million, to $878 million, reflecting continued success in growing assets in fee-based accounts. Wrap account balances grew 33 percent and annuity variable account assets grew 31 percent year-over-year. These balances were driven by strong net inflows and market appreciation.

Distribution fees increased 17 percent, or $52 million, to $352 million. Underlying business activity was strong, with total cash sales increasing 21 percent over the prior-year period.

Net investment income increased 2 percent, or $10 million, to $552 million, reflecting higher net investment income attributable to hedges for variable annuity living benefits, partially offset by expected declines in annuity fixed account and certificate balances. Negative investment income on trading securities was offset by a decrease in the loan loss provision for commercial real estate loans.

Premiums grew 1 percent, or $2 million, to $246 million. Year-over-year growth in our Auto and Home business was offset by declines in long-term care premiums.

Other revenues increased 2 percent, or $3 million, to $174 million, primarily due to higher fees from variable annuity riders and cost of insurance for variable universal life/universal life insurance, which were largely offset by lower other revenues on certain consolidated limited partnerships.

Expenses

Consolidated expenses before separation costs rose 15 percent, or $252 million, to $1.9 billion, primarily driven by higher field compensation due to business growth, the year-over-year impact of DAC unlocking and by benefit expense increases related to variable annuity living benefit riders. The higher benefit expenses were partially offset by the increase in net investment income from related hedges and lower amortization of DAC related to these products.

Compensation and benefits – Non-field and Other expenses combined increased less than 1 percent, or $5 million, to $581 million, year-over-year. This reflects our focus on expense management across multiple quarters to drive pretax income margin expansion.

Compensation and benefits – Field increased 22 percent, or $94 million, to $522 million, due to overall business growth and continued increases in advisor productivity.

Interest credited to account values declined 11 percent, or $35 million, to $282 million, reflecting continued declines in annuity fixed account and certificate balances.

Benefits, claims, losses and settlement expenses increased 64 percent, or $150 million, to $383 million. Growth was primarily driven by expenses from the mark-to-market of variable annuity living benefit riders, which was partially offset by higher net investment income and a decline in DAC amortization.

Amortization of deferred acquisition costs rose 47 percent, or $41 million, to $128 million, primarily driven by a $16 million increase in the third quarter of 2007 compared to a $38 million decrease in the prior-year period, resulting in a net $54 million increase in amortization from our annual third quarter detailed review. Underlying increases in DAC amortization driven by business growth were offset by lower DAC amortization resulting from the mark-to-market of variable annuity living benefit riders.

We incurred $60 million in separation costs in the quarter and expect to incur approximately $25-30 million in costs in the fourth quarter of 2007, reflecting all remaining separation costs.

Taxes

The effective tax rate on net income was 8.8 percent for the quarter, down from 19.8 percent in the prior-year period. The effective tax rate on adjusted earnings was 14.4 percent for the quarter and 21.7 percent year-to-date. The current quarter included a $21 million tax benefit resulting from our plan to begin repatriating Threadneedle earnings through dividends as a result of their continued strong results. We expect the full year 2007 effective tax rate on adjusted earnings to be approximately 23 percent, compared to 25.2 percent for full year 2006. We expect the 2008 effective tax note to be approximately 26 to 27 percent.

Balance Sheet and Capital

We maintain a very strong, high quality balance sheet. During the third quarter of 2007, we repurchased 2.9 million shares for approximately $171 million. Year-to-date as of September 30, 2007, we repurchased 11.1 million shares for approximately $665 million, leaving approximately $701 million remaining under our current share repurchase authorization. The quarter-end weighted average basic share count was 235.4 million, down from 244.5 million for the third quarter of 2006. The weighted average diluted share count for the third quarter of 2007 was 239.2 million, down from 246.4 million for the third quarter of 2006.

Our commitment to maintain the safety and soundness of our balance sheet is reflected in substantial liquidity, a high quality investment portfolio, low financial leverage and our continuing actions to manage and mitigate risk exposures.

•                  Cash and cash equivalents were approximately $4.0 billion at September 30, 2007.

•                  Our investment portfolio remains high quality.

•                  We recognized no impairments in the quarter.

•                  We experienced no rating downgrades in our Alt-A or subprime-related securities.

•                  Unrealized net investment losses in the Available-for-Sale investment portfolio were $0.4 billion at quarter end, down from $0.6 billion in the prior quarter.

•                  The debt to capital ratio as of September 30, 2007 was 22.1 percent. The debt to capital ratio excluding non-recourse debt and with 75 percent equity credit for the hybrid securities was 16.7 percent. For the third quarter of 2007, the ratio of earnings to fixed charges was 6.2 times. Excluding interest on non-recourse debt, the ratio of earnings to fixed charges was 6.7 times.

Ameriprise Financial, Inc.

Segment Results

	Quarter Ended September 30,		%
(in millions, unaudited)	2007	2006	Change
Revenues
Asset Accumulation & Income	$1,619	$1,423	14%
Protection	518	498	4
Corporate and Other and Eliminations	65	56	16
Total revenues	2,202	1,977	11

Income (loss)
Asset Accumulation & Income	259	192	35
Protection	73	151	(52)
Corporate and Other and Eliminations	(55)	(39)	(41)
Income before income tax provision and separation costs(1)	277	304	(9)
Income tax provision before tax benefit attributable to separation costs(1)	40	73	(45)
Income before separation costs(1)	237	231	3
Separation costs, after-tax(1)	39	57	(32)
Net income	$198	$174	14%

(1)      For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Third Quarter 2007 Segment Results

The AA&I segment reported pretax income growth of 35 percent, or $67 million, to $259 million, primarily due to strong wrap and variable annuity inflows, strong advisor cash sales, and market appreciation, reflected in 20 percent growth in fees. Revenues and expenses in this segment include the negative impact of the mark-to-market on variable annuity benefit riders, related hedges, and amortization of DAC. DAC unlocking had an immaterial impact on AA&I segment results in the quarter. The segment represented 74 percent of consolidated revenues and 94 percent of pretax adjusted earnings.

The Protection segment reported a pretax income decline of 52 percent, or $78 million, to $73 million, primarily due to a net $70 million year-over-year negative impact from the annual DAC unlocking. The increased amortization of DAC in the quarter was primarily due to changes in product persistency assumptions and does not reflect any fundamental deterioration of the business. Overall, Protection segment results reflect an increase insurance in-force and claims meeting expectations. The Protection segment represented 24 percent of consolidated revenues and 26 percent of pretax adjusted earnings.

The Corporate segment pretax loss improved $11 million to $115 million. Adjusted for non-recurring separation costs, the pretax loss increased $16 million to $55 million. Corporate segment revenue increased 16 percent, or $9 million, primarily reflecting higher advice fees.

Ameriprise Financial, Inc. is a leading financial planning and services company with more than 12,000 financial advisors and registered representatives that provides solutions for clients’ asset accumulation, income management and insurance protection needs. Our financial advisors deliver tailored solutions to clients through a comprehensive and personalized financial planning approach built on a long-term relationship with a knowledgeable advisor. We specialize in meeting the retirement-related financial needs of the mass affluent and affluent. Financial advisory services and investments are available through Ameriprise Financial Services, Inc. Member FINRA and SIPC. For more information, visit ameriprise.com.

RiverSource mutual funds are distributed by RiverSource Distributors, Inc. and Ameriprise Financial Services, Inc., Members FINRA, and managed by RiverSource Investments, LLC.

The Threadneedle group of companies constitutes the Ameriprise Financial international investment platform. The group consists of wholly owned subsidiaries of Ameriprise Financial, Inc. and provides services independent from Ameriprise Financial Services, Inc., including Ameriprise Financial Services’ broker-dealer business.

Ameriprise Certificates are issued by Ameriprise Certificate Company and distributed by Ameriprise Financial Services, Inc. Member FINRA.

Ameriprise Financial Services, Inc. offers financial advisory services, investments, insurance and annuity products. RiverSource Insurance and Annuity products are issued by RiverSource Life Insurance Company, and in New York only by RiverSource Life Insurance Co. of New York, Albany, New York. Only RiverSource Life Insurance Co. of New York is authorized to sell insurance and annuity products in the state of New York. These companies are all part of Ameriprise Financial, Inc. CA License #0684538.

You should consider the investment objectives, risks, charges and expenses of a mutual fund before investing. For a free copy of a prospectus, which contains this and other information about the mutual fund, call (800) 862-7919. Read the prospectus carefully before investing.

Investment products, including shares of mutual funds, are not federally or FDIC insured, are not deposits or obligations of, or guaranteed by, any financial institution and involve investment risks including possible loss of principal and fluctuation in value.

Forward-Looking Statements

This news release contains forward-looking statements that reflect our plans, estimates and beliefs. Actual results could differ materially from those described in these forward-looking statements. We have made various forward-looking statements in this news release. Examples of such forward-looking statements include:

•                  statements of plans, intentions, expectations, objectives or goals, including those relating to asset flows, mass affluent and affluent client acquisition strategy, the establishment of our new brands and competitive environment, and consolidated tax rate;

•                  statements about future economic performance, the performance of equity markets and interest rate variations and the economic performance of the United States; and

•                  statements of assumptions underlying such statements.

The words “believe,” “expect,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from such statements.

Such factors include, but are not limited to:

•                  changes in the interest rate and equity market environments;

•                  changes in the litigation and regulatory environment, including ongoing legal proceedings and regulatory actions;

•                  investment management performance and consumer acceptance of our products;

•                  effects of competition in the financial services industry and changes in product distribution mix and distribution channels;

•                  our capital structure as a stand-alone company, including ratings and indebtedness, and limitations on subsidiaries to pay dividends;

•                  risks of default by issuers of investments we own or by counterparties to derivative or reinsurance arrangements;

•                  experience deviations from assumptions regarding morbidity, mortality and persistency in certain annuity and insurance products;

•                  the impact of the separation from American Express;

•                  the impacts of our efforts to improve distribution economics and to grow third-party distribution of our products;

•                  our ability to establish our new brands and to realize benefits from tax planning; and

•                  general economic and political factors, including consumer confidence in the economy, and in applicable legislation and regulation, including tax laws, tax treaties and regulatory rulings and pronouncements.

Readers are cautioned that the foregoing list of factors is not exhaustive. There may also be other risks that we are unable to predict at this time that may cause actual results to differ materially from those in forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements. The foregoing list of factors should be read in conjunction with the “Risk Factors” discussion included as Part 1, Item 1A of our Annual Report on Form 10-K filed with the SEC on February 27, 2007.

The financial results discussed in this release represent past performance only, which may not be used to predict or project future results. For information about Ameriprise Financial entities, please refer to the Third Quarter 2007 Statistical Supplement available at ir.ameriprise.com and the tables that follow in this release.

Contacts

Investor Relations:	Media Relations:
Laura Gagnon	Paul Johnson
Ameriprise Financial	Ameriprise Financial
612.671.2080	612.671.0625
laura.c.gagnon@ampf.com	paul.w.johnson@ampf.com

Kathryn Koessel	Benjamin Pratt
Ameriprise Financial	Ameriprise Financial
612.678.7610	612.678.5881
kathryn.c.koessel@ampf.com	benjamin.j.pratt@ampf.com

Tables

Ameriprise Financial, Inc.

Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)	Three Months Ended September 30, 2007
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total revenues (GAAP measure)	$2,202	$—	$2,202	Total revenues

Total expenses before separation costs	1,925	60	1,985	Total expenses

Income before income tax provision and separation costs	277	(60)	217	Income before income tax provision

Income tax provision before tax benefit attributable to separation costs(1)	40	(21)	19	Income tax provision

Income before separation costs	237

Separation costs, after-tax(1)	39

Net Income (GAAP measure)	$198		$198	Net Income

(1)   For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.

Reconciliation Table: Selected Adjusted Consolidated Income Data to GAAP

(in millions, unaudited)	Three Months Ended September 30, 2006
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Total revenues (GAAP measure)	$1,977	$—	$1,977	Total revenues

Total expenses before separation costs	1,673	87	1,760	Total expenses

Income before income tax provision and separation costs	304	(87)	217	Income before income tax provision

Income tax provision before tax benefit attributable to separation costs(1)	73	(30)	43	Income tax provision

Income before separation costs	231

Separation costs, after-tax(1)	57

Net Income (GAAP measure)	$174		$174	Net Income

(1)  For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Tables

Ameriprise Financial, Inc.

Reconciliation Table: Selected Adjusted Segment Income Data to GAAP

(in millions, unaudited)	Three Months Ended September 30, 2007
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Revenue (GAAP measure):
Asset Accumulation & Income	$1,619	$	$1,619
Protection	518		518
Corporate and Other and Eliminations	65		65
Total revenues (GAAP measure)	2,202		2,202	Total revenues

Income before income tax provision and separation costs:
Asset Accumulation & Income	259		259
Protection	73		73
Corporate and Other and Eliminations	(55)	(60)	(115)
Total income before income tax provision and separation costs	277	(60)	217	Income before income tax provision

Income tax provision before tax benefit attributable to separation costs(1)	40	(21)	19	Income tax provision

Income before separation costs	237

Separation costs, after-tax(1)	39

Net Income (GAAP measure)	$198		$198	Net Income

(1)  For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.

Reconciliation Table: Selected Adjusted Segment Income Data to GAAP

(in millions, unaudited)	Three Months Ended September 30, 2006
Line item in non-GAAP presentation	Presented Before Separation Cost Impacts in Reported Financials	Difference Attributable to Separation Costs	GAAP Equivalent	GAAP Line Item

Revenue (GAAP measure):
Asset Accumulation & Income	$1,423	$	$1,423
Protection	498		498
Corporate and Other and Eliminations	56		56
Total revenues (GAAP measure)	1,977		1,977	Total revenues

Income before income tax provision and separation costs:
Asset Accumulation & Income	192		192
Protection	151		151
Corporate and Other and Eliminations	(39)	(87)	(126)
Total income before income tax provision and separation costs	304	(87)	217	Income before income tax provision

Income tax provision before tax benefit attributable to separation costs(1)	73	(30)	43	Income tax provision

Income before separation costs	231

Separation costs, after-tax(1)	57

Net Income (GAAP measure)	$174		$174	Net Income

(1)   For this non-GAAP presentation of separation costs, after-tax is calculated using the statutory tax rate of 35%, adjusted for permanent differences, if any.

Ameriprise Financial, Inc.

Return on Equity Calculation for the 12 Months Ended September 30, 2007

(in millions, unaudited)	ROE	Adjustments	Adjusted ROE(1)

Return	$730	$215	$945

Equity	$7,753	$(102)	$7,651

Return on Equity	9.4%		12.4%

Ameriprise Financial, Inc.

Return on Equity Calculation for the 12 Months Ended September 30, 2006

(in millions, unaudited)	ROE	Adjustments	Adjusted ROE(1)

Return	$571	$236	$807

Equity	$7,550	$(336)	$7,214

Return on Equity	7.6%		11.2%

(1)  Adjusted return on equity calculated using adjusted earnings (income excluding non-recurring separation costs) in the numerator, and equity excluding equity allocated to expected non-recurring separation costs as of the last day of the preceding four quarters and the current quarter in the denominator.

Return on equity calculations use the trailing twelve months’ return, and equity calculated using a five point average of quarter-end equity.

Ameriprise Financial, Inc.
Reconciliation Table: Ratio of Earnings to Fixed Charges

	Three Months Ended September 30, 2007
	(in millions, unaudited)
Ratio of Earnings to Fixed Charges(1)
Earnings	$256
Fixed charges	$41
Ratio of earnings to fixed charges	6.2	x

Ratio of Earnings to Fixed Charges without interest expense on non-recourse debt(1)
Earnings	$256
Interest expense on non-recourse debt:
Interest on debt of CDO consolidated per FIN 46(R)	(3)

Total earnings	$253

Fixed charges	$41
Interest expense on non-recourse debt:
Interest on debt of CDO consolidated per FIN 46(R)	(3)
Total fixed charges	$38
Ratio of earnings to fixed charges without interest expense on non-recourse debt	6.7	x

(1)  Ratio of Earnings to Fixed Charges is a ratio comprised of earnings divided by fixed charges. Earnings are defined as income before income tax provision, plus interest and debt expense, interest portion of rental expense, amortization of capitalized interest and adjustments related to equity investments and minority interests in consolidated entities. Fixed charges are defined as interest and debt expense, the interest portion of rental expense and capitalized interest. The ratio is also presented excluding the effect of interest on non-recourse debt of a Collateralized Debt Obligation consolidated in accordance with FIN 46(R).

Ameriprise Financial, Inc.

Reconciliation Table: Debt to Total Capital

September 30, 2007

(in millions, unaudited)	GAAP Measure	Non-recourse Debt	Debt Less Non-recourse Debt	Impact of 75% Equity Credit(1)	Debt Less Non-recourse with Equity Credit(1)

Debt	$2,197	$197	$2,000	$375	$1,625

Capital	$9,955	$197	$9,758		$9,758

Debt to Capital	22.1%		20.5%		16.7%

(1)  Our junior subordinated notes receive an equity credit of at least 75% by the majority of the rating agencies.

Ameriprise Financial, Inc.

Summary of Disclosed Items as Reported in the Statistical Supplement

Impact on Net Income and Adjusted Earnings

(in millions, unaudited)	Quarter Ended September 30,
	2007	2006
	B/(W)(1)	B/(W)
DAC and related balances *(2)	$(20)	$16
Loan provision reserve adjustment *(3)	15	—
Variable annuity rider impact *(4)	(21)	3
Investment gains *(5)	10	9
Trading securities loss *(6)	—	(13)
Long-term care *(7)	—	10
Income tax benefit *(8)	21	13
Total disclosed items, net of income tax effect	$5	$38

*   All after-tax using a 35% marginal tax rate.

(1)   Better/(Worse).

(2)   Annual detailed DAC review (see below).

(3)  Loan provision reserve adjustment for commercial real estate loans.

(4)  Variable annuity rider benefits impact including hedges. The 2006 after-tax amount of $3 million was not included in the Third Quarter 2006 Summary of Disclosed Items as reported in the Statistical Supplement due to immateriality. However, it is included above to provide comparability with the third quarter 2007 impact.

(5)  Realized net investment gains.

(6)  Write-down of a single externally managed hedge fund investment.

(7)  Adjustment in premiums resulting from a review of our long-term care reinsurance arrangement.

(8)  Income tax impact of APB 23 related to repatriation of Threadneedle earnings for 2007. Decrease in tax expense as a result of the finalization of prior period tax returns for 2006.

© 2007 Ameriprise Financial, Inc. All rights reserved.

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